Synthesis Energy Systems and Zhangjiagang Chemical Machinery Company
Receive 20-Year Business License for China Clean Coal Gasification Joint Venture

HOUSTON, March 19, 2014 -- Synthesis Energy Systems, Inc. (SES) (NASDAQ: SYMX) today announced that its wholly owned subsidiary, SES Asia Technologies, Ltd., and Zhangjiagang Chemical Machinery Co., Ltd. (“ZCM”) (Shenzhen listing code: 002564) have successfully completed a major step in the governmental approval process with the receipt of the required 20-year business license on March 18, from the State Administration for Industry & Commerce of the People’s Republic of China (SAIC) in Zhangjiagang, for the previously announced joint venture, ZCM-SES Sino-U.S. Clean Energy Technologies Limited (“ZCM-SES” or the “JV”). Within the next 30 days ZCM is scheduled to make its first cash capital contribution of RMB 53.8 million (approximately US$8.7 million) and SES is to complete its contribution authorizing SES Gasification Technology usage by the JV. Remaining customary government approvals entail the issuance of a verification report, by an independent accountant, of the registered capital contributions. Once the registered capital of the Company has been contributed, and upon the issuance of the final capital contribution certificates, ZCM-SES will be operational.

“Along with our joint venture partner, ZCM, we are pleased to be proceeding smoothly with China government approvals. ZCM has already been working diligently on securing the first orders for ZCM-SES, and we have been working in parallel to ensure a seamless transition of our Shanghai team into the new joint venture,” said Robert Rigdon, SES President and CEO. “A ZCM-SES general manager has been selected, and will be named after an upcoming meeting of the JV’s Board of Directors.”

ZCM has agreed to contribute a total of RMB 100 million (approximately US$16.5 million) to the JV to fund its working capital needs for a 65% ownership interest. ZCM will have exclusive manufacturing rights for all ZCM-SES customer projects in China as well as the joint venture’s additional markets of Indonesia, Malaysia, Mongolia, the Philippines, and Vietnam. SES is contributing exclusive usage of its premiere SES Gasification Technology in these Asian markets for a 35% interest in ZCM-SES.

ZCM-SES was formed to deliver a comprehensive clean coal gasification solution to China and select Asian markets, to advance the region’s development plans. The JV combines SES Gasification Technology with the market reach of one of China’s leading and most respected coal-chemical equipment manufacturers. The uniquely competitive and high growth ZCM-SES clean coal gasification platform coincides with the recent announcement, by the director of the Shanxi State-owned Assets Supervision and Administration Commission at the 12th National People’s Congress, of the planned formation of a large coal to gas, liquids, glycols and olefins base to provide clean energy to North China.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and wastes through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com.

1

About Zhangjiagang Chemical Machinery Co., Ltd.

Zhangjiagang Chemical Machinery Co., Ltd. is the leading manufacturer of pressure vessels in China and a leading equipment supplier to the coal and chemical sectors. It has served China’s petro-chemical, coal-chemical, refinery, metallurgy, green energy, nuclear and offshore industries for more than four decades. ZCM has more than 3,000 employees across its four manufacturing plants: Linjiang and Chengyang Plants located in Zhangjiagang, Jiangsu Province; Urumchi and Ili Plants located in the Sinkiang Autonomous Area. It also owns and operates port facilities on the Yangtze River, 100km west of Shanghai. ZCM has received certifications from the H.S.E (Health, Safety, & Environment) and ASME (American Society of Mechanical Engineers). Their clients include Shell, GEA, CB&I, Lurgi, Halder Topsoe, KBR, BP, Mitsubishi, SINOPEC, CNPC, and CNOOC. ZCM is a publicly listed company, listed on the Shenzhen Exchange since 2011 (Shenzhen listing code: 002564). For more information, please visit: www.zcmchina.com

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of the operations of SES; the ability of the ZZ joint venture to effectively operate XE’s methanol plant and produce methanol; the ability of the Yima project to produce earnings and pay dividends; the ability of SES to complete the approval process with ZCM for their joint venture and then to develop and expand business in the joint venture territory; its ability to develop its power business unit and marketing arrangement with GE and its other business verticals, steel and renewables; its ability to successfully develop its licensing business; its ability to reduce operating costs; the limited history and viability of its technology; commodity prices and the availability and terms of financing opportunities; the ability of SES to obtain the necessary approvals and permits for future projects; its ability to raise additional capital and its estimate of the sufficiency of existing capital sources; the sufficiency of internal controls and procedures; and its results of operations in foreign countries where it is developing projects. Although Synthesis Energy Systems believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Synthesis Energy Systems cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Contact:

MDC Group

Investor Relations:
David Castaneda

Arsen Mugurdumov

414.351.9758

IR@synthesisenergy.com

Media Relations:
Susan Roush

747.222.7012

PR@synthesisenergy.com

2